EXHIBIT 99





                               NIKE, INC.

                       Moderator: Pamela Catlett
                             March 21, 2006
                              4:00 p.m. CT



Operator:   Good afternoon everyone; welcome to Nike's fiscal 2006 third quarter conference call. Today's call is being recorded. For those of you who need to reference today's press release, you'll find it at www.nikebiz.com. Leading today's call will be Pamela Catlett, Vice President of Investor Relations.

     Before I turn it over to Ms. Catlett, let me remind you that participants of this call will make forward-looking statements based on current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including Forms 8-K and 10-Q. Some forward-looking statements concern futures orders that are not necessarily indicative of changes in total revenues for subsequent periods, due to the mix of futures and "at once" orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter. In addition, it's important to remember, a significant portion of NIKE, Inc.'s business, including equipment, most of Nike Retail, Nike Golf, Converse, Cole Haan, Nike Bauer Hockey, Hurley and Exeter Brands Group are not included in these futures numbers.

     Finally, participants may discuss non-GAAP financial measures. A presentation of comparable GAAP measures and quantitative reconciliations can also be found at Nike's Web site. This call might also include discussion of non-public financial and statistical information which is also publicly available on that site, www.nikebiz.com.

     Now I'd like to turn the call over to Pam Catlett, Vice President of Investor Relations.

Pam Catlett:   Thank you and good afternoon everyone.  Thanks very much
for joining us today to discuss Nike's fiscal 2006 third quarter results. We issued our results about an hour ago, and for those of you who need to reference the press release, you can find it on our Web site at Nikebiz.com.

     Most of you know that we've been evolving our conference calls to streamline our communication and approximately address the topics that are most important to you. Towards that end, we have posted a supplemental presentation on our Web site, which contains highlights from our quarter.

     Joining us on today's call will be NIKE, Inc., Chief Executive Officer, Mark Parker, followed by our Chief Financial Officer, Don Blair, who will give you an in-depth review of our financial results. And finally, you'll hear from Charlie Denson, President of the Nike Brand. Following each of their prepared remarks, we'll then take your questions.

     As for questions, just a reminder that we would like to allow as many of you to ask questions as possible in our allotted time. So we would appreciate you limiting your initial questions to two. In the event you have a additional questions that are not covered by others, please feel free to reque, and we will do our best to come back to you. I appreciate your cooperation with this.

     Now, it is my pleasure to introduce NIKE, Inc., CEO, Mark Parker.

Mark Parker: Thanks, Pam, and good afternoon everyone. We had some great wins in the third quarter here, wins that kept the NIKE Brand top of mind for consumers in key categories, such as running, basketball, soccer, and our emerging strength in presence in women's fitness and dance to name a few. Our portfolio is also strong with Brand Jordon and Converse in particular creating exceptional results.

     We're very pleased with the performance of the NIKE Brand and our NIKE, Inc. portfolio, both for the quarter and year-to-date. The strength of our product pipeline brand portfolio and global reach is enabling us to balance continued challenges in markets such as Western Europe and Japan, with strong momentum in other key markets and Regions. As a result, we're continuing to deliver profitable growth in line with our long-term targets.

     My focus is to keep sharpening our ability to innovate for growth and execute for profitability. Innovation continues to drive our performance. The Air Max 360, for example, has been a tremendous success this past quarter, driving momentum in our global footwear business.

     While real innovation helps us connect with consumers, focused execution delivers our profitability and return for shareholders. As CEO, I am strongly committed to delivering long-term value for Nike shareholders. To do so, we must invest in our business to create sustainable, profitable growth and drive productivity gains to fund those investments, and deliver current profitability. Our performance so far this year has been an outstanding example of our commitment and ability to strike that balance. We've continued to invest in sustainable profitable growth in emerging markets such as China, Russia, Brazil and India, in NIKE Brand drivers, like World Cup, Air Max 360 and women's fitness, and other parts of our Brand portfolios, such as Brand Jordan and Converse. But, at the same time in Q3, we've driven leverage across our entire business to improve our SG&A efficiency by 110 basis points, and a return on invested capital by 30 basis points.

     You've heard us say many times - Nike has no shortage of opportunities. Prioritizing those opportunities with the strongest potential for growth is a primary focus. We're looking at growth from multiple perspectives: by brand, by category, by price point, geography, channel and product type.

     We'll continue to innovate and grow from the core of our business. The NIKE Brand has tremendous growth potential across categories and geographies. Our third quarter's successes in running, basketball, soccer, Nike Pro apparel, women's dance and other categories demonstrate how we can continue to reinvent, reenergize and reshape markets, consumer segments and product categories. When we drive ourselves, Nike drives the industry.

     Our product pipeline is robust. We have many other Air Max-type opportunities in the works. In other areas, we're just beginning to tap the potential of Nike iD, for example, to create unique experiences for consumers, and drive e-commerce growth. We're focused on how to build and better leverage our own retail capabilities on a global basis, as well as elevating the presentation of our brands at retail. And there's equally great opportunity in our portfolio - Converse, Cole Haan, Hurley, Starter, and of course, Brand Jordan and Nike Golf.

     As we carefully choose our growth opportunities, ensuring disciplined execution across our organization is another priority for me. This summer, we're completing our supply chain implementation. All Nike brand regions and businesses will operate off one system platform, improving information flow and supply chain efficiencies. Ninety-seven percent of all NIKE Brand footwear is not bought within the futures window, and our footwear pre-builds are down from 30 percent to less than three percent. We'll continue to drive supply chain improvement through efforts such as lean manufacturing processes/practices, material consolidation, and style and SKU productivity. These gains will help offset margin pressure over time.

     Realizing our potential has everything to do with unleashing the power and passion within Nike. We're looking harder at how to best align people against opportunities, evaluating our processes, improving our management systems and focusing on developing our leadership. Personally, I'm incredibly excited about the future of this company and the focus and energy that we have to continue growing our brands, and delivering strong performance. We have challenges, but challenges have always made us better and stronger. Expect to see us continue to drive brand energy through product innovation and close connections with consumers. That's what Nike has always been about. At the same time, we'll continue to deliver long-term improvements in gross margin, drive SG&A productivity and maximize the overall profitability of our portfolio. Innovation and execution will drive growth and profitability.

     With that, I'd like to turn it over to our CFO, Don Blair.

Don Blair: Thanks, Mark. On our last conference call, I said that delivering consistent financial growth depends on our ability to make adjustments to our financial model as market conditions change. I described the challenging conditions in Western Europe and Japan, and the gross margin pressures we faced. And I told you we're taking steps to invest behind those businesses that have strong momentum, to accelerate those businesses that have slowed, and to adjust our spending to fund those initiative, and deliver our financial goals for fiscal 2006.

     Our third quarter results reflect the success of those efforts. As expected, our revenue growth in Western Europe and Japan was weaker than we would like to see over the long term and our consolidated gross margins fell year-over-year. However, our businesses in the U.S.A., the emerging markets of Russia, China, and Latin America, and our non-Nike branded businesses continue to grow very strongly. And our operating profit margins grew year-over-year, as we delivered 120 basis points of SG&A leverage for the quarter, more than offsetting the decline in gross margin. As a result, we posted another record quarter, for revenues and profits.

     Our revenues for the quarter grew nine percent to a record $3.6 billion. Excluding the impact of the stronger dollar, our revenues would have grown 12 percent for the quarter, as each of our regions delivered revenue growth on a currency-neutral basis. Revenue growth for the quarter was significantly higher than the futures growth we reported last quarter, as revenue from non-futures sources, particularly at-once footwear and apparel, company-owned retail stores, and our other businesses, has grown faster than our futures businesses. In addition, for the third quarter, strong demand in the U.S., Asia, and Americas regions pulled some revenues forward from the fourth quarter.

     Net income for the quarter was $326 million, up 19 percent versus the prior year, and diluted earnings per share were $1.24, 23 percent above fiscal 2005. In addition to the strong revenue performance, the growth in net income was driven by significant SG&A leverage, partially offset by a lower gross margin and a higher tax rate. Earnings per share also benefited from a three percent reduction in diluted shares outstanding.

     Consistent with our expectations, third quarter gross margins fell 50 basis points, to 43.6 percent. The erosion in consolidated gross margin was largely driven by lower footwear margins, the result of higher input costs such as oil, and higher discounts in Europe and Asia. Foreign exchange had a minimal impact on gross margins for the quarter.

     The decline in gross margin was more than offset by tight expense management as we delivered 120 basis points of SG&A leverage for the quarter. As we've indicated earlier, SG&A leverage will be a key component of our financial model over the next few years and we're committed to delivering that leverage for fiscal '06 and beyond.

     Futures orders scheduled for delivery from March through July grew three percent, versus the prior year. Excluding the impact of currency changes, futures grew over five percent.

     In the first three quarters of fiscal 2006, we delivered $698 million of free cash flow from operations. We repurchased $518 million of Nike stock over the first nine months of the fiscal year, and paid out $211 million in dividends. For the 12 months ended February 2006, our return on invested capital was 23.7 percent, up 30 basis points versus February 2005.

     So with that perspective on our consolidated performance, I'll now give you some additional depth on our results.

     In our European region, which includes the Middle East and Africa, reported revenues declined by five percent in the third quarter.
Excluding currency effects, regional revenues grew by four percent. For the quarter, equipment revenues were up 12 percent while apparel revenues advanced eight percent, driven by products and marketing focused on the Football World Cup and increased penetration of performance apparel, including Nike Pro base layer product.

     Excluding the impact of currency, European footwear revenues were flat for the quarter, and up one percent year-to-date, reflecting strong growth in the emerging markets in the region, and softer results in Western Europe. We believe we're holding our own in a very competitive market in Western Europe. That said, we think Western Europe remains a tremendous growth opportunity for us, so we're certainly not satisfied with that level of growth. As Charlie will tell you in more detail, we're confident that we're taking the right actions to generate sustainable, profitable growth in Europe for Nike and for our retail partners.

     On a currency-neutral basis, futures orders for Europe accelerated slightly versus the previous quarterly release, to three percent, reflecting some improvement in footwear and continued strength in apparel.

     Gross margins in our European region declined 110 basis points for the quarter, reducing our consolidated margin by approximately 30 basis points. Most of the gross margin decline was driven by footwear, the result of higher input costs, primarily oil, and growth in customer discounts, partially offset by a relatively small FX benefit.

     Reported third quarter pre-tax income for the European region was $209 million, a decline of five percent, versus fiscal 2005. Excluding the effects of currency translation, pre-tax income increased four percent, driven by constant dollar revenue growth and slightly lower SG&A spending.

     In the Asia Pacific region, revenues increased 13 percent in the third quarter. Excluding the impact of weaker currencies in the region, revenues advanced 17 percent. The growth was broad-based as every product business unit and country in the region posted higher revenues on a currency-neutral basis. For the quarter, Footwear grew 23 percent, Apparel advanced 10 percent, and Equipment grew 11 percent. China was, again, the primary driver of the region's revenue growth, as our business there grew over 40 percent on a constant currency basis.

     Although the Japanese market remains highly promotional, we did see some improvement in the third quarter, as revenues increased at a mid single digit rate, on a currency-neutral basis. In January, we launched a new footwear product line designed to strengthen our position at lower price points, and these products have shipped well and appear to be selling through at a strong pace. Sales of apparel continue to be somewhat disappointing, but we're working hard to improve our product lines for this market and expect to see improvement over time.

     For the quarter, Asia Pacific gross margin fell 80 basis points, reducing our consolidated gross margin by 10 basis points. However, pre-tax income for the quarter grew 19 percent to $120 million, as SG&A leverage more than offset the lower gross margin.

     The Americas region continued to deliver outstanding results in the third quarter, as revenues grew 41 percent. Strong currencies in the region contributed 11 points to that growth. While Argentina and Brazil were the largest contributors to the revenue increase, every country in the region grew for the quarter, and all but one grew in double digits. Gross margin for the third quarter increased 160 basis points versus the prior year, and pre-tax profit for the region increased 69 percent to $39 million.

     And that brings us once again, to the U.S. region, which delivered another remarkable quarter. The U.S. team added $175 million of revenue for the quarter, a 14 percent increase, driven by broad based growth across most major wholesale accounts. Nike-owned retail also performed strongly as comp store sales increased five percent for the quarter.

     For the quarter, overall Footwear revenues grew 18 percent, and Apparel revenues increased six percent. Equipment revenues were down three percent. A significant contributor to our third quarter growth in both footwear and apparel was the Jordan Brand, which posted wholesale revenue growth of over 50 percent.

     The outlook for the U.S. remains strong, as futures orders for delivery from March through July rose six percent versus the year-ago period. Consistent with the past few quarters, U.S. Footwear was the most important driver of our growth in revenue and profits in the third quarter. Wholesale unit sales increased over 11 percent, and the average price per pair grew at a mid single digit rate. For our current futures orders, both units and average price per pair continue to be above prior year levels.

     Our Apparel business in the U.S. also posted strong results for the quarter, driven by a double-digit increase in sales and performance apparel, including Nike Pro, which more than doubled. Outside the U.S. Nike Pro apparel revenues more than tripled in the third quarter.

     Gross margins in the U.S. declined 60 basis points for the quarter, reducing our consolidated gross margin by 20 basis points. The decline was principally due to higher input costs for footwear products.

     For the quarter, pre-tax profits for the U.S. region grew 10 percent to $286 million and strong revenue growth more than offset lower gross margins.

     For the quarter, revenues from our Other businesses grew 17 percent, to $454 million, contributing two points to our consolidated revenue growth. While each of these businesses posted higher revenues for the quarter, the increase was driven by growth of over 25 percent at Converse, and double digit growth for Nike Golf. Pretax income for the Other businesses was $44 million, up 90 percent versus fiscal 2005 and adding five points to our consolidated pretax income growth for the quarter. Our hockey business posted a loss for the quarter, as we continue to invest in a rebranding initiatives, and marketing around the Winter Olympics.

     Consolidated SG&A spending for NIKE, Inc., grew five percent in the third quarter, driving 120 basis points of profit leverage versus the prior year. Demand creation grew 15 percent versus the prior year quarter, reflecting heavier advertising spending behind the Air Max 360 launch, the Winter Olympics, and the Football World Cup, as well as sports marketing investments in the U.S. and Asia. These increases were partially offset by about four percentage points of positive currency benefit.

     Consistent with our expectations, we delivered significant operating overhead leverage in Q3, and spending fell one percent overall. Excluding the impact of currency changes, operating overhead grew one percent in the quarter. Drivers of the growth were investments in our rapidly growing non-NIKE Brand businesses, new retail stores, and severance payments to our former CEO Bill Perez, partially offset by lower spending for travel and IT. People-related costs for the Nike brand were flat year-over-year, excluding Nike Retail.

     For the third quarter, we reported net interest income of $8 million, versus essentially no net interest in the prior year quarter. The improvement was due to both higher levels of invested cash, and higher interest rates. Other income and expense was $11 million of net income for the current year quarter, versus $10 million of net expense in the prior year quarter. The largest factor in the improvement was the swing from foreign currency hedge losses in fiscal 2005, to foreign currency hedge gains in the current year. The combination of the improvement in these foreign currency hedging results, and the translation of foreign currency denominated profits from our internal regions had no material effect on our pre-tax income growth for the quarter.

     Our effective tax rate for the quarter was 35.7 percent, bringing our year-to-date rate to 35 percent, consistent with our current estimate for the full year. Our balance sheet continues to reflect the financial strength of the company. As of February 28, our balance of cash, cash equivalents, and short-term investments, totaled $2 billion or about $8 per diluted share, while our total interest-bearing debt was about one-third of that amount.

     As of February 28, worldwide inventories were 16 percent higher than a year ago. Since inventory grew faster than revenues and futures, let me explain the key drivers. About half of the worldwide increase represents higher inventory in transit, due to early orders particularly of launch products, such as Football World Cup footwear, apparel and equipment. Inventory levels also increased to support the expansion of company-owned retail stores. Worldwide close-out inventories were flat versus the prior year. On a regional basis, the U.S. was the largest single contributor, accounting for over a third of the worldwide increase. A significant portion of the year-over-year change in the U.S. inventory position was driven by the timing of product receipts, and growth in both futures and non-futures demand. Overall, the inventory of Nike products on our books and at retail in the U.S. remains very clean.

     Outside the U.S., in-transit inventory also represents a significant portion of the year-over-year growth. While footwear inventories are somewhat higher than we would like, particularly in Europe and Japan, at this point we do not believe that they will have a significant negative impact on the company's future growth and profitability.

     Accounts receivable management remains an area of strength for the company. The accounts receivable balances as of February 28 were only two percent higher than the prior year, well below the nine percent revenue growth we reported for the quarter. As a result, our cash conversion cycle was two days better than the prior year.

     We're very pleased with our results for the third quarter fiscal 2006. And we're on track to deliver strong profit growth for the year. For NIKE, Inc., we expect to deliver high single-digit revenue growth for the full year, with five to seven percent growth in the fourth quarter reflecting our current futures, the strong shipping performance in the third quarter, and the stronger dollar year-over-year. We anticipate that gross margins for Q4, could be around 100 basis points below the prior year as we continue to experience higher costs related to input prices and capacity requirements.

     For SG&A, we've delivered 110 basis points of leverage so far this year and remain committed to delivering leverage for fiscal 2006 as a whole. In the fourth quarter, we anticipate that demand creation growth will accelerate versus the third-quarter rate, as we invest behind revenue opportunities such as the Football World Cup, China and Nike Pro. On the other hand, we expect fourth quarter operating overhead spending to be essentially flat with the prior year, driving overall SG&A spending six to eight percent above the prior year. Fourth quarter interest income and other income should be relatively consistent with third quarter levels.

     As we usually do at this time, we're now developing plans for our next fiscal year. Assuming stable foreign exchange rates, we believe we can grow fiscal 2007 revenues at a high single digit rate. We expect continued pressure on gross margins as higher input costs offset our ongoing gross margin improvement initiatives. At this point, we believe that gross margin could be flat to down for fiscal 2007. However, we expect to deliver SG&A leverage for the year, driven primarily by operating overhead growth well below the rate of revenue growth.

     Finally, we expect other income and expense to be a modest net expense for fiscal 2007. This item represented a fairly significant net income item for fiscal 2006, due to the benefits of our foreign exchange hedges. Overall, our profit growth should accelerate over the course of the fiscal year. In the early part of the year, we'll be facing our most difficult gross margin comparisons and the heaviest investment in demand creation driven by the Football World Cup. As the gross margin comparisons become less difficult and the level of demand creation investment eases in the second half we should see more rapid profit growth.

     For the first quarter of fiscal 2007, we expect to deliver high single digit revenue growth. Gross margins should be well below the first quarter of fiscal 2006, as we expect continued pressure from higher input and capacity costs. And while we're targeting to deliver SG&A leverage for the full year, we do not expect to see much, if any, in Q1, as higher demand creation spending should largely offset operating overhead leverage.

     Beginning in the first quarter of fiscal 2007, we will also begin to recognize the cost of employee stock options as a non cash expense in our income statement. Previously, stock option expense had been disclosed in the footnotes to our financial statements.

     There are several variables that could change the amount of the charge that ultimately hits our P&L. At this time, we expect a $0.35 to $0.40 charge to earnings in fiscal 2007 for stock option expense. This amount is larger than the pro forma impact disclosed for fiscal years before 2007, due largely to accounting rules, for options granted to employees eligible for accelerated vesting upon retirement. As a result of implementing these rules, the annual charge has increased, and we expect about 40 percent of the annual expense to be recorded in the first quarter of our fiscal year.

     So in summary, we're on track to deliver a very good year for fiscal 2006, and strong growth again in fiscal 2007.

     So with that, I'll turn the floor over to President of the NIKE Brand, Charlie Denson.

Charlie Denson: Thank you, Don. Good afternoon everyone. Thanks for joining us. Pardon me for my voice, while I'm struggling with my early season cold today.

     The NIKE Brand had another strong quarter - both in the way we connected with consumers, and the results we delivered to shareholders. From global product launches in technology with the Air Max 360 to basketball with LeBron, Kobe, and Air Jordan XXI signature models being introduced, to our strong presence in Torino, we continue to connect consumers with the NIKE Brand. As Don said, we achieved revenue growth of nine percent, and delivered 23 percent pretax income growth. We feel pretty good about our ability to deliver results in an ever-changing environment.

     Several segments of the business are leading the way, again, demonstrating our ability to manage our portfolio and connect with consumers in a diverse and compelling way. Key product launches and the Winter Olympics were only some of the highlights.

     We are seeing great growth stories in areas like performance apparel, led by our Nike Pro product, which more than doubled in the U.S. and is off to an exceptional start in Europe. Our women's fitness business is really starting to gain momentum, achieving a 19 percent growth for the quarter. The low-profile Sports Culture footwear product is selling well in both Europe and the U.S.A. and we were just getting ready to ship our World Cup product in both performance and sports culture to football crazy kids the world over. This product will be the focal point of our "Joga Bonito" campaign, our biggest global campaign ever. We're approaching $1.5 billion in revenue, and our statement level football boot category, has seen a 100 percent year-on-year increase.

     It's amazing to consider that when the U.S. hosted the World Cup in 1994, we were only doing $40 million in soccer. And today, we're competing for global brand leadership. Those are only a few of the success stories from this past quarter. It's the new innovations in the pipeline that Mark referred to that are giving us more confidence, as we look to the future.

     Before I talk more broadly about my priorities for the NIKE Brand, let me give you my perspective on our recent management changes. I'm more excited than ever about my role and the potential for our Company. Most of you know that Mark and I have a tremendous respect for one another and have a great working relationship. He's one of the most effective leaders I've ever worked with, and the renewed sense of energy, passion, and focus from people here is incredible. As for myself, having worked with the NIKE Brand for over 27 years, I couldn't be more excited than to have the opportunity to lead this organization. The people who work on the brand are incredibly creative, intelligent and inspiring, and have always been the source of my own personal energy and contribution. With the strategies we have in place and the great new innovations we have coming, I do have the best job in the world.

     Now, let me give you some perspective on my top priorities. I think you'll see that they sync particularly well with Mark's for the broader portfolio. First and foremost, my top priority is to ensure the continued health of the NIKE Brand on a global scale, from a product, consumer and retail perspective.

     Today, I'm pleased to say that around the world, our brand is stronger than ever, and there's more to come. We talk consistently about our growth capacities, our ability to manage the portfolio and our commitment to innovate. We will continue to balance our investments with our results, leveraging our success to fund our growth initiatives. Remember, it was strength in Europe and Asia that allowed us to make some of these investments in the U.S. several years back, while managing financial results through the broader portfolio. Now, we have the U.S. and the Americas fueling some of our initiatives in other regions, and we are building capacity in places like China, Russia, Central Europe and India. We are leveraging resources to fuel growth in places like Nike Golf, Brand Jordan, and our sports culture and action sports businesses. We're committed to continue to drive a large part of our future growth from our core business, where we get the optimum amount of leverage and profitability.

     All of this supports the long-term health and future of the NIKE Brand, which leads me to my second priority, to improve the growth trajectory in Western Europe and Japan.

     Let's start with Europe. Are we currently happy with our numbers coming out of Europe? At first glance, not at all. Are we confident in our strategy to grow? Absolutely. Let me give you a little perspective on this.

     The Western European market is probably the most challenging market in the world right now, driven by both macroeconomic and industry-specific conditions. In the U.K. especially, we're seeing retail consolidation, an overall lack of energy and intense promotional activity. And across Western Europe, it's a highly competitive landscape. As we look forward, we continue to see tremendous potential. The consumer interest in sport continues to be strong. We are seeing an increase in participation, particularly from women. Central and Eastern Europe are emerging economies, and the per capita penetration is still only 60 percent of the level we see here in the U.S. So the long-term opportunities are still numerous making Europe one of the biggest growth markets for the NIKE Brand.

     The path to achieving this growth should be familiar to you. It will be built on premium, compelling product that is connected to athletes, both on the field and off, and presented at retail through distribution that is exciting and emerging for consumers.

     We are also investing in this growth by ensuring we have the appropriate infrastructure in place to support it. As an example, we are adding both warehousing and distribution capacity in our central distribution facility in Belgium to ensure our on time delivery across the continent.

     Japan, too, is a difficult market, but not as many of you may see it. I recently returned from a trip to Asia, and increasingly view the current challenges as specific to our industry, as opposed to some of the broader issues in Europe. The market has become increasingly promotional as competitive product has been pushed into the marketplace, through discounting and short term sales efforts, compromising brand integrity. As most of you are aware, the Japanese consumer is one of the most discerning in the world, and spending time in the key influencer shops, we continue to be positioned well and much better than the competition. This doesn't show up in the current market share results but can be one of the most - the best leading indicators for the future.

     Our footwear business has weathered these conditions pretty well with strong performance around the Air 360 launch and the new product introduced in the mid-tier performance zone. In January, we launched a new line of footwear products aimed at more modest price points, and we're taking steps to improve our apparel offerings, specifically to the Japanese market. You won't see this on our reported numbers, but I'm increasingly confident that our strengthening competitive position with the Japanese consumer will become more visible as we progress through FY '07.

     Third on my priority list is to grow emerging markets. As I stated earlier, our ability to invest and grow in key areas is something we have prioritized. The emerging economies of China, Russia, Brazil and India have all delivered strong results. In China, our business remains particularly robust and very profitable. Q3 was no different as we grew over 40 percent and continue to build a strong brand position. Our rate of door openings in China remains robust with world-class retail presentation. And we will run our first ever, "Just Do It" campaign later this year. We continue to position the brand in markets such as Turkey, Poland, Russia, Brazil and Argentina, for long-term success, adding infrastructure and resources that will deliver long-term results.

     And then, my next key priority is to grow across the sport performance and sport culture landscapes. Our core business is still one of our biggest growth opportunities, and we will continue to ground the brand in a sports performance focus. Performance businesses, such as soccer, cricket, dance, and action sports represent new business for the NIKE Brand, as well as the traditional sports of American football, basketball, running and cross training. A great example here is Nike Pro, our first layer apparel initiative which has been a huge performance story in our apparel business this year. We've gained significant traction both on and off the field in the U.S. leading with our college football and major league baseball product. And we're particularly proud of our Pro business in Europe, which is on track to exceed the size of our U.S. business in '07.

     That said, Sports Culture has garnered an increasing interest from consumers as sport becomes more than just participation, and has now transcended into a more complete lifestyle, building off of a very successful position in this area, with franchises like the Air Force 1, the Dunk and the Cortez, we're in a great position to do so much more. We have recently promoted Sandy Bodecker to the newly created role of VP of Sports Culture. Sandy is one of our most talented executives, and it was integral in building our position in football and in skate. You should expect to see a significant increase of focus here, taking advantage of our rich sports history and our connection with youth culture. Most important is that our product will remain rooted in sports, and will leverage core Nike Technology and innovation in a way appropriate for this full sports culture consumer.

     I hope that gives you a good sense as to where my focus is for the NIKE Brand and our product priorities. However, underlying all of this is my strong commitment to manage these growth plans with a keen focus on profitability. As Mark and Don have noted, our financial model has entered a phase where SG&A leverage needs to be a bigger contributor to earnings growth. We're pulling the levers at the NIKE Brand level to make that happen. We're excited about the long-term margin opportunities, as we improve our supply chain and increase our lean manufacturing capabilities.

     We remain focused on capital efficiency and reducing our working capital needs to drive returns higher for the broader portfolio. We're pleased with our results this far, and we expect to continue to show progress in the future.

     So with that, we'll open it up to questions.

Operator: And if you'd like to ask a question today, please press star one on your touch-tone telephone at this time. If you're on a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, it is star one to ask a question today. And we will pause for just a moment to allow everyone a chance to signal.

     Our first question comes from Bob Drbul with Lehman Brothers.

Bob Drbul:  Hi.  Good afternoon.

Mark Parker:  Hi, Bob.

Don Blair:  Hi, Bob.

Pam Catlett:  Hi, Bob.

Bob Drbul: I guess, the - two questions, really, the first one is just a bigger picture question for Mark, can you talk a little bit of any of the changes that you've really put into place, since you were named the CEO?

Mark Parker: Sure. Well first of all, it's only been about a month-and-a-half, so there's not a lot of changes that have been put in place over the last five weeks or so. That being said, I guess let me just go back to the comment I made before when I last got on the phone, and that is I don't see a significant or a radical change in our overall strategy as a company. We have had a strategy in place for the past five years that has delivered consistent results. And many parts of that strategy will stay intact, and we expect to continue to deliver consistent results that are inline with our long-term financial model.

     That being said, I think you've got a taste from some of the comments today that it's not business as usual. So we are sharpening our focus on certain pieces of our business. I made some of the comments in my opening remarks, but really getting better focused on some of the bigger opportunities we have in front of us, closing some of the gaps we have in the market geographies around the world and making sure that we have the best talent in this company against the biggest opportunities. So you'll continue to see that happening, but maybe at a higher level than where we've been in the past.

     We also have demonstrated, I think, year-to-date our ability to manage between the top and the bottom line, and leverage expenses quite well, so I'm very proud of that, and that we will continue that focus. But, I also will say, that we will be driving with more intensity the top line. We really feel that revenue growth is important for our ongoing model, so you'll see more intense efforts against some of those biggest opportunities.

Bob Drbul: OK. And the second question is just - is also broadly speaking, is can you really discuss your ability to improve profitability in Europe and Asia with some of the headwinds and the challenges that you face with currency. And I guess, the question stems, really, can you talk about the limitations to use currency, and invest in product and the battle that you have underway with market share, especially Western Europe but also in Japan.

Charlie Denson: Yes, Bob, this is Charlie. Hey, I think, I mean the headwinds - I mean it's not like we didn't forecast them. We've done a lot of work to date on continuing to focus on some of the issues or opportunities we have in our supply chain operations, lean manufacturing, and things like that. So we're still focused on, you know, continuing to fight the headwind.

     That being said, I feel like that headwind is going to be out there for a while, and we're going to continue to deal with it, whether it's through gross margin work or looking at the SG&A and operational side of things to make sure that we deliver the profitability that we're looking for.

Bob Drbul: OK. And Don, just one final question, on the inventory levels, when you look at, you know, looking out let's say three more months, what level of inventory would you expect at the end of the fiscal year, given the levels that you had at the end of this quarter?

Don Blair: Bob I really don't want to try to speculate on a specific number, but what I will tell you is that we feel we're taking the right steps to work through the inventory. As I said, a large portion of this is in transit inventory, so we think it is timing related, but, you know, really this is about managing the whole market, and we're going to continue to do that. So we're confident we're going to work through this without adverse consequences to our profitability as a company.

Bob Drbul:  OK.  Great.  Good luck.

Don Blair:  Thank you.

Mark Parker:  Thank you.

Operator:  We'll go next to Jeff Edelman with UBS Securities.

Jeff Edelman:  Thank you, good afternoon.

Mark Parker:  Hi, Jeff.

Jeff Edelman: I guess, Don, the first question for you, if we look at your gross margins, sequentially, you know, you're up a little bit in the third quarter. It looks as if you will be up a little more in the fourth quarter. Can we interpret this as your starting to get the benefit of some of the new pricing on new products to offset some of the product costs that you're experiencing? Or is there something else that's playing into this?

Don Blair: Well if I can interpret your question, I think what you're saying is on a currency neutral basis, third quarter was a little better than the second, is that where you're coming from?

Jeff Edelman:  Correct.

Don Blair:  Yes.

Jeff Edelman:  On the gross margin side.

Don Blair: Right. Well we have taken some strategic actions on pricing. I wouldn't characterize it as very broad scale or wide spread. And as I said earlier, it's very surgical in the sense that you've got to look at individual products, and individual markets, and make the decisions to maximize the overall profitability of the business. So we've made a few price changes particularly in the U.S., but I wouldn't call it very broad scale. The initiatives that we have in place around margin are really more in the area of product costing and supply chain, as opposed to pricing. Generally, we're not of the belief that there's a lot of pricing flexibility out there. There is some in pockets, but generally, what we're working is the cost side of the equation to make sure that we're producing compelling product at the most efficient prices we can and that we're keeping our supply chain tight, and using that to drive the margins.

     So I think, as far as expectations are concerned, you know, we're still going to have some headwinds, but we're going to keep working against the levers we control to keep driving against improvement over time.

Jeff Edelman: Right. OK. And then, Charlie, could you sort of give us a sense of how much volume you're kind of walking away from some of the accounts that you felt had a disruptive posture on pricing in Europe? Then, also, how important are filling orders for World Cup during the current quarter?

Charlie Denson: Yes, on the first one Jeff, the - I mean I'm not going to venture to give you any kind of a specific number around what we're walking away from. We continue to look at the marketplace as a whole, and the distribution strategy as a Western European distribution strategy. So right now, we are feeling the effects of some of this to some degree, but I wouldn't, you know, categorize it as catastrophic. And we feel confident in our ability to manage through it. If you look at, you know, our numbers right now, compared to anybody else in that marketplace, we're performing in the relative same amount of space, so to speak.

     And then, on the second part of your question, the fill in orders for World Cup, there is certainly some opportunity. We have, you know, we traditionally do not take a forward-looking position around that fill in business in those key events. But I would say there is some opportunity on both the apparel and equipment side.

Jeff Edelman:  Great, thank you.

Operator:  We'll go next to Omar Saad, with Credit Suisse.

Omar Saad: Thanks. Hoping that you could take a couple of minutes and elaborate on some of the impressive profitability improvements in the other brand segment, and how much that was driven by, you know, the solid top line growth, leveraging expenses and what some of the other factors are in play there?

Mark Parker: Well it's all of the above. Certainly as we've talked about before, a lot of these businesses are really much smaller scale than the NIKE Brand. So as they grow, there are profit improvement opportunities as we leverage overhead. We also have been making some pretty significant gains in gross margin in several of the businesses. We've really worked the supply chain and continue to tighten how we buy product, and how we flow product. So if we look across those businesses, it's really a combination of growth and leverage, as well as some of the things that we're doing to improve margins.

Omar Saad: Is - are there any of the brands within that group that stand out among the crowd?


Mark Parker: While certainly from the standpoint of the size of contribution, I called out Converse and Nike Golf, both of those businesses are getting to be a pretty significant scale. We've got great brand momentum in both places, some terrific products coming out in both cases. And, you know, we've really worked very hard on the supply chain and the profit improvement initiatives. So on both of those businesses, great revenue growth, great brand momentum and improving gross margins.

Omar Saad: Great, great. Thanks. If I could just ask one more quick question. In term - Mark, I think you mentioned some commentary around building and leveraging your own retail, in conjunction with efforts to elevate the brand. I was wondering if you could just elaborate on that, especially the elevate the brand side of it, how do you think about that?

Mark Parker: Well we think there's always opportunity when we get out there, to put our brand in the best light possible, in terms of really drawing attention to some of the great products and concepts that we have. So we're very committed to working with our existing retailers to make that happen. And that being said, we also see an opportunity to expand a bit on our own in that respect. We have been through different models, you know, China is one of the bigger examples of late in an emerging market.

     We think that our presentation at retail and how we present the brand or the brands is absolutely critical to our ongoing growth and brand management. So you'll see us continuing to focus, perhaps a bit more on that, in the quarters, and years ahead.

Charlie Denson: And one point I'd also make there is we've used a number of different models in terms of developing retail around the world. There are places we do it ourselves, particularly flagship locations, Champs d'Elysees in Paris is a great example of that. We've had some great partnerships with franchise retailers in Europe. We have more informal NIKE Branded relationships with retailers in central Europe, China, Korea. So there's a lot of different models we've used, but I think one of the aspects that's consistent is elevation of retail presentation is a critical part of the strategy going forward.

Omar Saad:  Excellent.  That's helpful.  Thanks.

Operator:  We'll go next to Virginia Genereux, with Merrill Lynch.

Virginia Genereux: Thank you. Just a quick one, Don. Does your comment, that you guys expect SG&A leverage in fiscal '07 include the 37 to 40 cents of option expense?

Don Blair: The comment I made referred to SG&A excluding the option expenses. Off the top of my head, I'm not quite sure how that math would work, but my comment related to SG&A excluding options.

Virginia Genereux:  Thank you, sir.

Don Blair:  Yes.

Operator:  We'll go next to Margaret Mager with Goldman Sachs.

Margaret Mager: Hi, another great quarter. So congrats on that, and congrats to Mark and Charlie on your respective promotions.

Mark Parker:  Thank you, Margaret.

Charlie Denson:  Thank you, Margaret.

Margaret Mager:  All the best to you in the years ahead.  With regard to
- I have a couple of questions, actually. The guidance for the first quarter, fourth quarter, and the first quarter, are you actually looking for EBIT to be down excluding ESO?

Don Blair: Well Margaret, you know, I am very reluctant to give EPS guidance. In fact, I'm more than reluctant I'm unwilling to give EPS guidance. Certainly, what I did, though, is laid out where we expect some of the key line items of the P&L.

     You know, I think the key for '07 is that we do expect to continue to generate strong profitability and we're going to do that by growing the top line and growing our profit margins and I think if you look at our results, particularly the third quarter, but year-to-date, I think we've demonstrated our ability to do that.

Margaret Mager: OK. With regard to the outlook for SG&A for fiscal '07, and your expectation that you'll leverage - you'll have some leverage. What is the view on the demand creation portion of that? Will that be a flat percent of revenue or down, or what is the view there?

Don Blair: Our thinking for '07 is pretty much in line with our long term articulation, which is that we believe that demand creation overall, generally, will grow inline with revenue. That doesn't mean that every year it's going to be exactly the same, or that, you know, the numbers will be precisely the same. It might be a little higher, a little lower. But generally our focus on leverage is around operating overhead, not demand creation.

Margaret Mager: I understand that. I'm just wondering what you're thinking for the upcoming fiscal year, if there's any, you know, if we assume flat for demand creation versus '06, is that correct?

Don Blair: Well without getting into a model building conversation Margaret, really, it's in '07, we see as pretty much inline with our long term model.

Margaret Mager: OK. And then one of the things in this quarter that was very striking was the differential between orders at the end of last quarter, and the actual revenue growth that you achieved this quarter, which is, you know, spectacular particularly in the U.S. You did mention that at-once business is quite strong. Can you elaborate on what is going there? And why that business is strong and is that, you know, a trend that's likely to continue? Thanks.

Don Blair: Yes. If you look at the last three or four years, we've actually over delivered against the futures number on the top line, relatively consistently. And what we've seen over time is that we have had growth in the at-once portions of footwear and apparel businesses. Particularly on the apparel side, there are products, Nike Pro is a product that has a large at-once component to it. We've put a number of styles on auto replenishment. We do some of that in the footwear space as well. So those tend to drive revenue growth above futures.

     Our retail stores are also obviously not driven by futures. And then, that other business category that we talked about has been growing double digits, and none of those groups are reporting futures. So, you know, the growth of the other businesses, the growth of retail, the growth of the at-once businesses, all of those over the last three or four years have shown, you know, a positive spread over the futures.

     Futures is always going to be a critical part of our business model, but I think what you're going to find overtime is we're going to see some acceleration in those other pieces of the business.

Margaret Mager: OK. Well good enough. Great. And I look forward to further questions, down the road.

Mark Parker:  Thanks, Margaret.

Pam Catlett:  Thanks, Margaret.

Operator:  We'll go next to John Shanley with Susquehanna Financial.

John Shanley: Good afternoon, folks. Charlie, I wonder if you could kind of walk us through the U.S. forward order position. You've done so well in the U.S. marketplace in the last couple of quarters, with forward orders up six percent, and that's essentially less than it's been for the last seven consecutive quarters. Is there something changing in terms of the level of forward orders that you get of the retail that's coming in later that are causing forward orders not to be as robust as they had been in previous quarters?

Charlie Denson: No, not really, John. We're very comfortable with those numbers at that level today. So I don't think it speaks to anything specific. We've had a great response to the Max 360 launch and the basketball programs that I alluded to up front. I think it's going to be another good year for the U.S. market, and the NIKE Brand, you know, as we look out over the future, and I think - I mean I'm comfortable with those numbers. I think right now, under the circumstances, and the growth numbers that we've had, and our ability to deliver on the back side of these at-once opportunities, we're in a pretty good shape.

John Shanley: It would seem that with all of the strength that you have in the various marquee and limited availability product, plus the Nike Pro that you alluded to in terms of its strength, that your forward orders would be a lot stronger, particularly in lieu of some of the weakness that some of your major competitors have had in the marketplace. And I'm just kind of curious as to why it wouldn't be more robust than a six percent gain?

Charlie Denson: Well I think - I guess I would just respond to that, with then I guess there's maybe a little bit more opportunity out there.

John Shanley: OK, fair enough. Don, I've got another question on the inventory. I know you've explained it pretty in depth, but it seems that a 16 percent build in your inventory, and a forward order up only
2.9 percent for the overall company is the in transit merchandise that you have currently anticipated any different or significantly different than the in transit products at the end of the third quarter of '05?

Don Blair: The amounts are very different, John. The - as I said, half the growth in overall inventory came from in transit. If you're talking about the composition, the composition of the product flow always changes.

John Shanley: Yes, I'm not worried about that. I'm talking about the dollar amount, do you think it's substantially different.

Don Blair: Dramatically. The growth in in transit is half of the growth in overall inventory. So the point I was making is that close outs are flat.

John Shanley:  Right.

Don Blair: So the increase in inventory is product that is on the water, or, you know, in a consolidator in Asia, and it's really earlier ordering, and earlier deliveries against product, a lot of it launch product.

John Shanley: So that's different than what it was at the end of the same period of a year ago.

Don Blair: Absolutely. A lot more of it is, you know, product that's still on the way here because it was earlier out of Asia.

John Shanley:  OK.  All right, fair enough.  Thanks a lot.  I appreciate it.

Don Blair:  OK.

Operator:  	We'll go next to Robby Ohmes with Banc of America Securities.

Robby Ohmes: Thanks. A couple of quick questions. Just I missed the revenue guidance for the fourth quarter, and there was a comment, I think, you guys said, about pulling revenues from the fourth quarter into the third quarter. If you could give us a little more clarification on that. And then, just the other question, the - can you just review - the sort of lack of operating margin leverage in the U.S. business on the 18 percent revenue gain. Can you give us the breakout again, you know, sort of the pressures there, gross margin versus SG&A and what the drivers are to the lack of that operating margin expansion? Thanks.

Don Blair: Well the explanation for the product that was shipped a little bit earlier in the third quarter versus the fourth was that in three of our regions, there were products that normally, we would have expected to be shipped in March or April that ultimately ended up being shipped in February. So that is pretty simple rationale for that, but really reflecting some strength in demand for those particular markets and that particular product.

     I'm sorry, your second question again?

Robby Ohmes:  Well just on the first question.

Don Blair:  Lack of operating leverage in the United States, yes.

Robby Ohmes: And then, sorry, and just on the first question was that - did that add two points to the top line growth rate? Or, you know, can you give us a rough guidance?

Don Blair:  No.  I'm not able to give you a number on that, Robby.

Robby Ohmes:  OK and then, great...

Don Blair: And then with respect to the U.S., it's really the gross margin erosion, and as I said earlier, it's really footwear driven, and it's basically input costs. It's oil, and labor costs in Asia. There's been some suggestion that there's been a higher discount in the United States. We haven't seen that.

Robby Ohmes: And when do you think you'll anniversary these input cost pressures?

Don Blair: Well if you can tell what the price of oil is going to be, I can probably answer that question. But at this stage, it takes a little while for product costs to come through because we have product agreements with our factories that are seasonally based, and, you know, it's really hard to say because it's a fairly significant variable equation. The thing I would keep pointing to here is that we have a lot of levers that we manage in gross margin, and we're going to stay focused on those.

Robby Ohmes: And just a quick final question, 360 degree Air, can you characterize that launch relative to your expectations and relative to the launch of Shoxs a few years ago, how well it did? Thanks.

Charlie Denson: Yes, actually, very, very pleased with the launch of 360, not only for that one model but the effect it's had on the larger Air franchise. The sell-throughs started out incredibly strong and continue to be very strong, particularly here in the U.S.A. You'll see more attention being put on this whole initiative in the summer season here after World Cup in Europe. And that will, you know, start to see some effect outside the United States even more so.

Pam Catlett:  OK.  We have time for one more question.

Operator: Very well. Our last question will come from Kate McShane with CitiGroup.

Kate McShane:  Hi, good afternoon.

Pam Catlett:  Hello.

Mark Parker:  Hello.

Kate McShane: You had mentioned during the call, that you had seen some traction in the Japanese market, with some of the lower priced product that was introduced there. Were there any other new higher priced products that were introduced such as Air Max 360? And did you see traction with those products?

Charlie Denson: Yes, this is Charlie. Yes. As a matter of fact, the 360 launch was executed in Japan as well. And we felt really good about that launch. And more specifically, we did some things in the marketplace in Japan that really create a lot of excitement in that energy group that really sets the tone going forward around the history of Air, and launching shoe wall that can - that actually created quite a bit of stir in that community and that marketplace. And it went through the history of an offering of, I think, there was what was it Mark, like 30 different shoes, 36 shoes? That was incredibly excited, and something that you will probably see a little bit more of as we go forward in that marketplace.

     We really like our position in Japan. We think that, you know, the market has been tough. It has been promotional. And I think that there's been a lot of discussion around who's winning the market share battle. You can cut market share numbers any different way to make them say whatever you want. We're still the number one footwear and apparel company in Japan. And we've got those numbers that we're looking at that say that.

     So we feel good about the future, and what we're doing, both on a long-term basis, the way we're managing the brand and what's coming over the next 12 to 18 months.

Kate McShane:  OK.  Thank you very much.

Pam Catlett: Thank you. And thanks everyone for joining us. We appreciate your time and interest. We'll talk to you soon.

Operator: Ladies and gentlemen, this does conclude today's conference. We thank you for participation once again. And you may disconnect at this time.

END